Exhibit 99.1

Cellectar Biosciences to Present at Upcoming March Conferences

Madison, Wis., March 5, 2018 – Cellectar Biosciences, Inc. (Nasdaq: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announces that James Caruso, president and chief executive officer of Cellectar Biosciences, will present a company overview at the following upcoming March 2018 conferences:

30th Annual ROTH Conference

•	Date and Time: Tuesday, March 13 at 2:30 pm PT
•	Venue: The Ritz Carlton, Orange County, CA
•	Webcast: http://wsw.com/webcast/roth32/clrb/

28th Annual Oppenheimer Healthcare Conference

•	Date and Time: Tuesday, March 20 at 4:30 pm ET
•	Venue: The Westin New York Grand Central Hotel, New York, NY
•	Webcast: https://www.veracast.com/webcasts/opco/healthcare2018/11117262769.cfm

A live and archived webcast of Mr. Caruso’s presentations will be available in the Events and Presentations section of the Company’s website at http://investor.cellectar.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The company's lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with relapsed or refractory (R/R) multiple myeloma (MM) and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. In 2018 the company plans to initiate a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and a second Phase 1 study in combination with external beam radiation for head and neck cancer. The company’s product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

CONTACT:
LHA Investor Relations

Anne Marie Fields

212-838-3777

afields@lhai.com

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